Exhibit 99.2

Expedia, Inc. Reports Fourth Quarter and Full Year 2009 Results

Transaction Growth and Expense Leverage Drive Record Revenue and OIBA in 2009

Company Declares Quarterly Dividend of $0.07 per Share

BELLEVUE, Wash.—February 11, 2010—Expedia, Inc. (NASDAQ: EXPE) today announced financial results for its fourth quarter and year ended December 31, 2009.

“Expedia today is announcing the inauguration of a dividend policy. Nothing otherwise could demonstrate our belief in the enduring strength of our business models and the sustainability of our cash flows as becoming a dividend paying company,” said Barry Diller, Expedia, Inc.’s Chairman and Senior Executive.

“In 2009 we gained share and controlled costs in an enormously difficult market,” said Dara Khosrowshahi, Expedia, Inc.’s CEO and President. “To deliver record annual revenue and OIBA in this environment is an absolute testimony to our people. Looking forward, we are better positioned to excel in this extremely competitive industry than we have ever been.”

Financial Summary & Operating Metrics (figures in $MMs, except per share amounts)

Metric	Quarter Ended 12.31.09	Quarter Ended 12.31.08	Y/Y Growth	Year Ended 12.31.09	Year Ended 12.31.08	Y/Y Growth
Transactions (mm)	13.1	10.7	23%	57.8	48.9	18%
Gross bookings	5,048.7	4,020.1	26%	21,811.1	21,268.8	3%
Revenue	697.5	620.8	12%	2,955.4	2,937.0	1%
Revenue margin	13.82%	15.44%	(163bps )	13.55%	13.81%	(26bps )
Operating income before amortization* (“OIBA”)	162.9	137.1	19%	761.5	697.8	9%
Operating income (loss)	140.9	(2,889.1)	N / A	571.4	(2,429.0)	N / A
Adjusted net income *	89.1	64.9	37%	410.6	375.1	9%
Net income (loss) attributable to Expedia, Inc.	102.2	(2,760.0)	N / A	299.5	(2,517.8)	N / A
Adjusted EPS *	$0.30	$0.22	36%	$1.38	$1.25	10%
Diluted EPS	$0.35	$(9.62)	N / A	$1.03	$(8.80)	N / A
Free cash flow *	(173.4)	(287.7)	40%	584.0	360.9	62%

*	“Operating income before amortization,” “Adjusted net income,” “Adjusted EPS,” and “Free cash flow” are non-GAAP measures as defined by the Securities and Exchange Commission (the “SEC”). Please see “Definitions of Non-GAAP Measures” and “Tabular Reconciliations for Non-GAAP Measures” on pages 17-20 herein for an explanation of non-GAAP measures used throughout this release. The definitions for OIBA and Adjusted net income were revised in the first quarter of 2009.

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Discussion of Results—Fourth Quarter 2009

Gross Bookings, Revenue & Revenue Margins

Gross bookings increased 26% (22% excluding the estimated impact from foreign exchange) for the fourth quarter of 2009 compared with the fourth quarter of 2008, driven primarily by 23% growth in transactions. Domestic bookings increased 19% and international bookings increased 38% (27% excluding foreign exchange).

Revenue increased 12% (5% excluding foreign exchange) for the fourth quarter, primarily driven by an increase in hotel and advertising and media revenues. Domestic revenue increased 1% while international revenue increased 33% (14% excluding foreign exchange). International revenue grew faster than domestic primarily driven by an increase in international revenue per room night combined with a slightly higher hotel room night growth rate, as well as higher air ticket growth with a smaller decrease in revenue per ticket. International advertising and media revenue also grew faster than domestic revenue.

Revenue as a percentage of gross bookings (“revenue margin”) was 13.8% for the fourth quarter, a decrease of 163 basis points compared to the fourth quarter of 2008, primarily due to a reduction in traveler fees, partially offset by a favorable foreign currency impact. The year-over-year decrease in revenue margin in the fourth quarter was steeper than the decrease reported in the third quarter of 2009, primarily due to a lower decrease in average airfares, which affect gross bookings to a greater extent than revenue.

Products & Services Detail

Worldwide hotel revenue increased 16% for the fourth quarter primarily due to a 23% increase in room nights stayed, including rooms delivered as a component of packages and room nights booked through Venere® (which we acquired in September 2008), partially offset by a 6% decrease in revenue per room night. Revenue per room night declined largely due to a 9% decrease in average daily rates (“ADRs”), including a reduction in traveler fees, partially offset by a favorable impact from foreign exchange.

Worldwide air revenue decreased 2% for the fourth quarter, primarily due to a 26% decrease in revenue per air ticket, substantially offset by a 32% increase in ticket volumes. Expedia.com® eliminated consumer booking fees on online air tickets beginning in March 2009, with certain other points of sale following at various dates into the third quarter of 2009, which primarily drove the decline in revenue per ticket. This elimination of fees on Expedia.com and other points of sale, combined with lower average ticket prices, contributed to the lift in our air ticketing volumes.

Advertising and media revenue (including net revenue from TripAdvisor® Media Network) increased 18% for the fourth quarter, driven by a 22% increase in third-party revenue for the TripAdvisor Media Network and an 11% increase in advertising revenue generated by our transaction sites. Advertising and media revenue accounted for 11% of our worldwide revenues in the fourth quarter. Other revenue (primarily car rentals and destination services) increased 7% for the fourth quarter, and accounted for 14% of worldwide revenues for the quarter.

Profitability

OIBA for the fourth quarter increased 19% to $163 million and increased 127 basis points as a percentage of revenue to 23.4%, as selling & marketing expense and cost of revenue increased at a slower rate than revenue, partially offset by growth in technology & content and general & administrative expenses at rates in excess of revenue growth. Operating income increased $3.0 billion primarily due to a $3.0 billion impairment of goodwill and intangible assets in the fourth quarter of 2008.

Adjusted net income for the fourth quarter increased $24 million compared to the prior year period primarily due to higher OIBA. Net income increased primarily due to the impairment of goodwill and intangibles in the prior year period. Fourth quarter adjusted EPS and diluted EPS were $0.30 and $0.35, respectively. Adjusted EPS increased 36% primarily due to higher adjusted net income.

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Discussion of Results—Full Year 2009

Gross Bookings, Revenue & Revenue Margins

Gross bookings increased 3% (5% excluding the estimated impact from foreign exchange) in 2009 compared with 2008, driven primarily by 18% growth in transactions, substantially offset by lower prices for airline tickets and hotel room nights. Domestic bookings increased 1% and international bookings increased 5% (11% excluding foreign exchange).

Revenue increased 1% (2% excluding foreign exchange) for the year, primarily driven by an increase in hotel, advertising and media, and car rental revenues, partially offset by a reduction in air revenues. Domestic revenue decreased 4% while international revenue increased 9% (11% excluding foreign exchange). Domestic revenue growth trailed international growth primarily due to slower room night and air ticket growth, combined with a larger decrease in per unit revenues due to our various fee actions. International advertising and media revenue also grew faster than domestic revenue.

Revenue margin was 13.6% in 2009, a decrease of 26 basis points, primarily due to the reduction in traveler fees, the impact from loyalty programs and a greater mix of lower margin hotels, partially offset by lower air ticket prices and a reduction in the mix of lower margin air product.

Products & Services Detail

Worldwide hotel revenue increased 2% in 2009 primarily due to a 23% increase in room nights stayed, partially offset by a 17% decline in revenue per room night. Revenue per room night declined largely due to a 15% decrease in ADRs, including a reduction in traveler fees. Excluding room nights stayed through Venere, room nights grew 20% for the year.

Worldwide air revenue decreased 13% in 2009, primarily due to a 24% decrease in revenue per air ticket, partially offset by a 15% increase in ticket volumes. Ticket volume growth benefited from the elimination of booking fees on Expedia.com and other worldwide points of sale.

Advertising and media revenue (including net revenue from our TripAdvisor® Media Network) increased 10% in 2009, driven by a 21% increase in advertising revenue generated by our transaction sites and a 6% increase in third-party revenue for the TripAdvisor Media Network. Advertising and media revenue accounted for 11% of our worldwide revenues in 2009. Other revenue (primarily car rentals and destination services) increased 2% in 2009 and accounted for 14% of worldwide revenues.

Profitability

OIBA increased 9% to $762 million and increased 201 basis points as a percentage of revenue to 25.8%, as selling & marketing expense and cost of revenue decreased compared to the increase in revenue, partially offset by growth in technology & content and general & administrative expenses at rates in excess of revenue growth. Operating income increased primarily due the impairment of goodwill and intangible assets in the fourth quarter of 2008.

Adjusted net income increased $36 million primarily due to higher OIBA and lower foreign exchange losses, partially offset by lower interest income and higher interest expense. Net income increased primarily due to the impairment of goodwill and intangible assets in the prior year period and the same factors impacting adjusted net income, partially offset by occupancy tax assessments and legal reserves, restructuring charges and a higher income tax provision. Full year adjusted EPS and diluted EPS were $1.38 and $1.03, respectively. Adjusted EPS increased 10% primarily due to higher adjusted net income.

Cash Flows

Net cash provided by operating activities in 2009 was $676 million and free cash flow was $584 million. Both measures include $207 million from net changes in operating assets and liabilities, primarily driven by an improvement in our merchant hotel bookings in the fourth quarter of 2009 compared to 2008. Free cash flow increased $223 million in 2009 primarily due to growth in our merchant hotel business, lower capital expenditures and higher OIBA, partially offset by occupancy tax assessments and an increase in cash paid for interest and income taxes.

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Recent Highlights

Global Presence

•

Gross bookings from Expedia, Inc.’s international businesses were $1.9 billion in the fourth quarter, accounting for 37% of worldwide bookings, up from 34% in the prior year period. International revenues were $283 million, representing 41% of worldwide revenue, up from 34% in the prior year period.

•	Expedia® launched a new localized site in Mexico, offering hotels, car rentals, and destination services.

•

TripAdvisor launched websites in Denmark, Turkey, and Mexico and expanded its presence in China with the acquisition of meta search engine Kuxun.cn. TripAdvisor also extended its award-winning flight meta-search offering to U.K. travelers, with choices from leading air carriers and the U.K.’s largest travel companies.

•	Expedia.co.jp partnered with Airlink to launch 35,000 overseas tour package options to 44 cities worldwide.

•

Egencia™ expanded its services to Argentina, Hungary, Russia, Romania, United Arab Emirates, Singapore, Taiwan, Hong Kong and Uruguay, through the Egencia Global Alliance, a network of strategic partnerships with leading local travel management companies. Egencia grew its worldwide gross bookings 24% in the fourth quarter.

Brand Portfolio

•

In November, Expedia.com eliminated phone booking fees on all flight, car rental, hotel and cruise reservations, becoming the only major online travel agency to offer fee-free telephone booking for air travel.

•	Expedia.com unveiled its new branding campaign, with the tagline, “Where You Book Matters™”, as well as a new brand logo, and an integrated advertising campaign.

•	TripAdvisor and its network sites Airfare Watchdog™, CruiseCritic® and FlipKey™ were recognized as Top Travel Websites of 2009 by Travel + Leisure magazine.

•

Hotels.com was voted “Best Online Hotel-Booking Site in Denmark,” at the Danish Travel Awards and received a bronze award at the Hospitality Sales & Marketing Association International’s advertising competition.

•	The Market Metrix Hospitality Index ranked Hotwire® as the leader in customer satisfaction among hotel travel sites for the ninth quarter in a row.

•

Expedia® Affiliate Network (EAN) signed an exclusive agreement to power hotel and package bookings for Air China’s websites in 27 markets worldwide. EAN also signed an agreement to power travel bookings for our first-ever Korean partner and Korea’s leading online hotel reservation site, Matei. In addition, yp.com has selected EAN to power travel bookings on its site.

•	TripAdvisor Media Network announced a strategic agreement with Yahoo! to serve TripAdvisor® Check Rates functionality and Booking Buddy® Deals products to Yahoo! Travel.

Content and Innovation

•

TripAdvisor and UNESCO partnered to create the TripAdvisor® World Heritage Campaign, engaging TripAdvisor’s 25 million monthly visitors to act on behalf of UNESCO to protect global World Heritage sites.

•	The Expedia® CruiseShipCenters®’ CruiseDesk® application has been integrated into the Expedia.com call center, improving agents’ ability to assist customers in booking their cruise vacations.

•

Egencia released its 2010 Corporate Travel Forecast and Hotel Negotiability Index, analyzing data in nearly 40 cities worldwide to help business-decision-makers gauge corporate travel program opportunities.

•

TripAdvisor’s Business Listings customers can now include their URL, telephone number and email address in their TripAdvisor listing, enabling property managers to connect directly with millions of researching travelers.

Supply Portfolio

•

Expedia, Inc. ended the year with approximately 114,000 total properties, including 64,000 merchant and 50,000 agency properties. In EMEA, the company now offers more than 54,000 hotels including over 23,000 merchant properties and over 30,000 agency properties (of which over 60% are direct agency relationships).

•	Expedia and Choice Hotels International signed a new three-year agreement to include Choice Hotels properties on more than 80 Expedia and Hotels.com-branded sites.

•

Expedia has signed a new multi-year agreement with Aeroflot, Russia’s largest airline. Aeroflot’s complete offering of fares, schedules, and inventory will now be available on all Expedia European points of sale.

•

Expedia signed a global partnership agreement with Air Pacific Limited to offer their flights on all Expedia and Egencia sites beginning with points of sale in the U.S., U.K., Canada, Australia and New Zealand.

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EXPEDIA, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	Three months ended December 31,		Year ended December 31,
	2009	2008	2009	2008
Revenue	$697,518	$620,811	$2,955,426	$2,937,013

Costs and expenses:
Cost of revenue (1)	145,540	138,687	607,251	638,709
Selling and marketing (1)	234,839	217,062	1,027,062	1,105,337
Technology and content (1)	85,518	72,078	319,708	287,763
General and administrative (1)	82,030	69,164	290,484	268,721
Amortization of intangible assets	9,722	16,898	37,681	69,436
Occupancy tax assessments and legal reserves	(6,553)	—	67,658	—
Restructuring charges	5,571	—	34,168	—
Impairment of goodwill	—	2,762,100	—	2,762,100
Impairment of intangible and other long-lived assets	—	233,900	—	233,900

Operating income (loss)	140,851	(2,889,078)	571,414	(2,428,953)

Other income (expense):
Interest income	965	5,795	6,206	30,411
Interest expense	(20,603)	(22,881)	(84,233)	(71,984)
Other, net	(4,595)	(12,164)	(35,364)	(44,178)

Total other expense, net	(24,233)	(29,250)	(113,391)	(85,751)

Income (loss) before income taxes	116,618	(2,918,328)	458,023	(2,514,704)
Provision for income taxes	(12,405)	158,173	(154,400)	(5,966)

Net income (loss)	104,213	(2,760,155)	303,623	(2,520,670)
Net (income) loss attributable to noncontrolling interests	(1,987)	173	(4,097)	2,907

Net income (loss) attributable to Expedia, Inc.	$102,226	$(2,759,982)	$299,526	$(2,517,763)

Net income (loss) per share attributable to Expedia, Inc. available to common stockholders:
Basic	$0.35	$(9.62)	$1.04	$(8.80)
Diluted	0.35	(9.62)	1.03	(8.80)

Shares used in computing income (loss) per share:
Basic	288,886	286,873	288,214	286,167
Diluted	296,052	286,873	292,141	286,167

(1) Includes stock-based compensation as follows:

Cost of revenue	$555	$499	$2,285	$2,252
Selling and marketing	2,695	1,230	12,440	10,198
Technology and content	3,797	3,619	15,700	15,111
General and administrative	7,947	7,916	31,236	33,730

Total stock-based compensation	$14,994	$13,264	$61,661	$61,291

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EXPEDIA, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands, except per share data)

(Unaudited)

	December 31,
	2009	2008
ASSETS
Current assets:
Cash and cash equivalents	$642,544	$665,412
Restricted cash and cash equivalents	14,072	3,356
Short-term investments	45,849	92,762
Accounts receivable, net of allowance of $14,562 and $12,584	307,817	267,270
Prepaid merchant bookings	88,971	66,081
Prepaid expenses and other current assets	125,796	103,833

Total current assets	1,225,049	1,198,714
Property and equipment, net	236,820	247,954
Long-term investments and other assets	48,262	75,593
Intangible assets, net	823,031	833,419
Goodwill	3,603,994	3,538,569

TOTAL ASSETS	$5,937,156	$5,894,249

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable, merchant	$652,893	$625,059
Accounts payable, other	160,471	150,534
Deferred merchant bookings	679,305	523,563
Deferred revenue	17,204	15,774
Accrued expenses and other current liabilities	325,184	251,238

Total current liabilities	1,835,057	1,566,168
Long-term debt	895,086	894,548
Credit facility	—	650,000
Deferred income taxes, net	223,959	189,541
Other long-term liabilities	233,328	213,028

Commitments and contingencies

Stockholders’ equity:
Preferred stock $.001 par value Authorized shares: 100,000 Series A shares issued and outstanding: 1 and 1	—	—
Common stock $.001 par value Authorized shares: 1,600,000 Shares issued: 342,812 and 339,525 Shares outstanding: 263,929 and 261,374	343	340
Class B common stock $.001 par value Authorized shares: 400,000 Shares issued and outstanding: 25,600 and 25,600	26	26
Additional paid-in capital	6,034,164	5,979,484
Treasury stock—Common stock, at cost Shares: 78,883 and 78,151	(1,739,198)	(1,731,235)
Retained earnings (deficit)	(1,616,033)	(1,915,559)
Accumulated other comprehensive income (loss)	3,379	(16,002)

Total Expedia, Inc. stockholders’ equity	2,682,681	2,317,054
Noncontrolling interest	67,045	63,910

Total stockholders’ equity	2,749,726	2,380,964

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$5,937,156	$5,894,249

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EXPEDIA, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Year ended December 31,
	2009	2008
Operating activities:
Net income (loss)	$303,623	$(2,520,670)
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation of property and equipment, including internal-use software and website development	102,782	76,800
Amortization of intangible assets and stock-based compensation	99,342	130,727
Deferred income taxes	(12,620)	(209,042)
(Gain) loss on derivative instruments assumed at Spin-Off	38	(4,600)
Equity in (income) loss of unconsolidated affiliates	(1,185)	979
Impairment of goodwill	—	2,762,100
Impairment of intangible and other long-lived assets	—	233,900
Foreign exchange (gain) loss on cash and cash equivalents, net	(4,679)	77,958
Realized (gain) loss on foreign currency forwards	(29,982)	55,175
Other	11,415	2,967
Changes in operating assets and liabilities, net of effects from acquisitions:
Accounts receivable	(36,360)	32,208
Prepaid merchant bookings and prepaid expenses	(19,477)	(15,072)
Accounts payable, merchant	26,466	(75,443)
Accounts payable, other, accrued expenses and other current liabilities	79,552	54,400
Deferred merchant bookings	155,665	(85,443)
Deferred revenue	1,424	3,744

Net cash provided by operating activities	676,004	520,688

Investing activities:
Capital expenditures, including internal-use software and website development	(92,017)	(159,827)
Acquisitions, net of cash acquired	(45,007)	(538,439)
Purchase of short-term investments	(45,903)	(92,923)
Maturities of short-term investments	93,092	—
Net settlement of foreign currency forwards	29,982	(55,175)
Reclassification of Reserve Primary Fund holdings	—	(80,360)
Distributions from Reserve Primary Fund	10,677	64,387
Changes in long-term investments, deposits and other	1,357	2,779

Net cash used in investing activities	(47,819)	(859,558)

Financing activities:
Credit facility borrowings	—	740,000
Credit facility repayments	(650,000)	(675,000)
Proceeds from issuance of long-term debt, net of issuance costs	—	392,348
Changes in restricted cash and cash equivalents	(10,716)	11,753
Proceeds from exercise of equity awards	15,794	6,353
Excess tax benefit on equity awards	1,544	3,191
Treasury stock activity	(7,963)	(12,865)
Other, net	(8,991)	(979)

Net cash provided by (used in) financing activities	(660,332)	464,801
Effect of exchange rate changes on cash and cash equivalents	9,279	(77,905)

Net increase (decrease) in cash and cash equivalents	(22,868)	48,026
Cash and cash equivalents at beginning of year	665,412	617,386

Cash and cash equivalents at end of year	$642,544	$665,412

Supplemental cash flow information
Cash paid for interest	$78,629	$53,459
Income tax payments, net	198,368	179,273

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Income Statement Notes

Transactions / Gross Bookings / Revenue

•	Expedia, Inc’s transaction-based businesses make travel products and services available on both a merchant and agency basis.

•

Merchant transactions, which primarily relate to hotel bookings, typically produce a higher level of net revenue per transaction and revenues are generally recognized when the customer uses the travel product or service.

•

Agency transactions primarily relate to airline ticket bookings, and revenues are generally recognized at the time the reservation is booked. Beginning in September 2008 agency transactions also include hotel bookings from Venere, whose revenue is recognized at the time the hotel stay occurs.

•	Merchant transactions accounted for 39% of total gross bookings and 68% of revenue in the fourth quarter, compared with 39% and 66% in the prior year period.

•	Merchant transactions accounted for 42% of total gross bookings and 68% of revenue for 2009, compared with 43% and 68% in 2008.

Costs and Expenses (non-GAAP)

(Stock-based compensation expense has been excluded from all calculations and discussions below; some numbers may not add due to rounding.)

•

Cost of revenue and operating expenses totaled $533 million in the fourth quarter of 2009, which was 10% higher than the fourth quarter of 2008, and represented 76.4% of revenue for a year-over-year improvement of 151 basis points.

•	For the full year, total cost of revenue and operating expenses of $2.2 billion decreased 3% compared to the prior year and were 73.9% of revenue, an improvement of 238 basis points.

Cost of Revenue (non-GAAP)

•

Cost of revenue primarily consists of: (1) customer operations, including our customer support and telesales operations, as well as fees to air ticket fulfillment vendors; (2) credit card processing, including merchant fees, charge backs and fraud, and (3) data center and other, including data center costs to support our websites, certain promotions and destination services inventory, such as theme park tickets.

	Three months ended December 31,				Year ended December 31,
	2009	2008	Growth		2009	2008	Growth
Customer operations	$73.4	$61.6	19%		$292.8	$295.4	-1%
Credit card processing	41.5	41.9	-1%		178.4	199.8	-11%
Data center and other	30.1	34.6	-13%		133.8	141.2	-5%

Total cost of revenue	$145.0	$138.2	5%		$605.0	$636.5	-5%

% of revenue	20.8%	22.3%	(147	)bps	20.5%	21.7%	(120	)bps

•

Cost of revenue increased 5% in the fourth quarter of 2009 primarily due to higher call center services related to international expansion and expenses associated with transaction growth. Cost of revenue decreased as a percentage of revenue primarily due to lower data center costs and efficiencies in net merchant credit card fees.

•

Cost of revenue decreased 5% for full year 2009 compared to 2008 primarily due to lower net merchant credit card fees, lower promotion expenses and air fulfillment efficiencies (primarily from bringing some of our air ticket fulfillment operations in-house).

•	We expect cost of revenue to decrease as a percentage of revenue for full year 2010.

Selling and Marketing (non-GAAP)

•

Selling and marketing expense primarily relates to direct costs, including traffic generation costs from search engines and internet portals, television, radio and print spending, private label and affiliate program commissions, public relations and other costs.

•

31% and 30% of selling and marketing expense in the fourth quarters of 2009 and 2008 related to indirect costs, including personnel in PSG, TripAdvisor, Egencia and Expedia Local Expert® (“ELE”). Approximately 26% and 25% of full-year 2009 and 2008 selling and marketing expense related to these indirect costs.

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	Three months ended December 31,				Year ended December 31,
	2009	2008	Growth		2009	2008	Growth
Direct costs	$160.7	$151.8	6%		$747.0	$826.3	-10%
Indirect costs	71.4	64.1	11%		267.7	268.8	0%

Total selling and marketing	$232.1	$215.8	8%		$1,014.6	$1,095.1	-7%

% of revenue	33.3%	34.8%	(149	)bps	34.3%	37.3%	(296	)bps

•

The 8% increase in selling and marketing expense in the fourth quarter was primarily due to an increase in private label and affiliate marketing costs, higher search engine and other online marketing across several of our brands and higher bonus accruals.

•

Selling and marketing expense decreased 7% for full year 2009 compared to 2008 primarily due to a decrease in offline brand spending for our global websites, lower online spend (due in part to improved online efficiencies) and lower private label and affiliate expenses associated with a lower overall travel demand environment. Offline and online advertising spend decreased primarily as a result of a lower cost advertising environment, our investments in search engine optimization and marketing, and costs for other customer value enhancements that stimulate demand but do not impact selling and marketing expense, such as fee reductions and loyalty programs. These decreases were partially offset by an increase in marketing expense for Venere.

•

We expect to return to a more normalized marketing environment and have plans to increase both offline and online spend in 2010. In addition, we expect approximately $20 million in total relocation and other costs related to the opening of our new global headquarters for our lodging supply group (of which approximately half is expected in the second quarter). Therefore, we expect selling and marketing to increase as a percentage of revenue for full year 2010.

Technology and Content (non-GAAP)

•

Technology and content expense principally relates to product development and content expense, as well as information technology costs, and is principally comprised of payroll and related expenses, depreciation and amortization of technology assets (including hardware, purchased software and capitalized software development costs), and other costs including licensing and maintenance expenses.

	Three months ended December 31,				Year ended December 31,
	2009	2008	Growth		2009	2008	Growth
Personnel and overhead	$43.3	$36.3	19%		$166.7	$156.4	7%
Depreciation and amortization of technology assets	18.9	13.8	37%		68.3	48.0	42%
Other	19.6	18.4	7%		69.0	68.3	1%

Total technology and content	$81.7	$68.5	19%		$304.0	$272.7	12%

% of revenue	11.7%	11.0%	69	bps	10.3%	9.3%	100	bps

•

The 19% and 12% increases in technology and content expense in the fourth quarter and year ended December 31, 2009 were due primarily to higher depreciation expense related to our historical technology investments and higher bonus accruals.

•	We expect technology and content expense to decrease as a percentage of revenue for full year 2010.

General and Administrative (non-GAAP)

•

General and administrative expense consists primarily of personnel-related costs, including our executive leadership, finance, legal, and human resources functions, as well as fees for professional services that typically relate to legal, tax and accounting engagements.

	Three months ended December 31,				Year ended December 31,
	2009	2008	Growth		2009	2008	Growth
Personnel and overhead	$40.7	$38.7	5%		$158.5	$153.8	3%
Professional fees	24.1	17.5	38%		73.7	58.3	26%
Other	9.3	5.1	83%		27.1	22.9	19%

Total general and administrative	$74.1	$61.2	21%		$259.2	$235.0	10%

% of revenue	10.6%	9.9%	76	bps	8.8%	8.0%	77	bps

•

The 21% and 10% increases in general and administrative expense in the fourth quarter and year ended December 31, 2009 were due primarily to higher legal fees, settlements and other professional fees, as well as higher bonus accruals.

•	We expect general and administrative expenses to decrease as a percentage of revenue for full year 2010.

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Stock-Based Compensation Expense

•

Stock-based compensation expense relates primarily to stock options and restricted stock units (“RSUs”) expense. In 2009, we used stock options as our primary form of annual employee stock-based compensation.

•

Stock-based compensation expense was $15 million in the fourth quarter of 2009, consisting of $10 million in expense related to RSUs and $5 million in stock option expense. Stock-based compensation expense was $13 million in the fourth quarter of 2008.

•

Stock-based compensation expense was $62 million for full year 2009, consisting of $43 million in expense related to RSUs and $19 million in stock option expense. Stock-based compensation expense was $61 million in 2008.

•	We expect annual stock-based compensation expense for full year 2010 will be relatively consistent with 2009.

Occupancy Tax Assessments and Legal Reserves

•

During the second quarter of 2009 we reserved $55 million related to hotel occupancy tax assessments by the city of San Francisco for bookings on Expedia.com, hotels.com and Hotwire between January 2000 and March 2009. During the fourth quarter of 2009 we agreed to an adjustment on the assessment which reduced the overall exposure by $7 million, resulting in a total of $48 million paid to the city during the year, of which $13 million was paid in the fourth quarter. These payments were made to allow us to pursue litigation challenging the requirement to pay tax on merchant hotel bookings we facilitate, and dispute the actual amounts owed, if any. We do not believe that such bookings are subject to the city’s occupancy tax ordinance and, if we prevail, the city will be required to repay us, plus accrued interest at the rate of 7%. We expect a final determination on this matter in 2010.

•

We have entered into an agreement for the settlement of all claims alleged in a consumer class action lawsuit filed in Seattle, Washington. The trial court issued an order approving the settlement in December 2009. The court’s order approving the parties’ settlement has been appealed by third parties. We continue to deny all of the allegations and claims asserted and are settling the case in order to avoid costly and time-consuming litigation. During the second quarter of 2009, we reserved $19 million, representing our best estimate of the low end of the range of possible costs associated with the settlement.

Restructuring Charges

•

We recognized $6 million and $34 million of restructuring charges during the fourth quarter and full year ended December 31, 2009, in conjunction with the reorganization of our business around our global brands. These charges primarily consist of employee severance and related benefits.

•	Through December 31, 2009 we have paid $13 million of these restructuring charges, with the remainder classified in “accrued expenses and other current liabilities” on our balance sheet.

Interest Income and Interest Expense

•	The decrease in interest income of $5 million and $24 million for the fourth quarter and full year ended December 31, 2009, was primarily due to lower average interest rates.

•

Interest expense was $21 million in the fourth quarter of 2009 compared to $23 million in fourth quarter of 2008 and $84 million for full year 2009 compared to $72 million for 2008. Interest expense relates primarily to interest on our long-term debt and increased for the full year primarily due to $400 million senior unsecured notes issued in June 2008 (see Borrowings below for additional detail).

Other, Net

•	Other, net primarily relates to foreign exchange gains and losses and, to a lesser extent, our portion of gains or losses in equity investments.

•

Other, net loss was $5 million and $35 million in the fourth quarter and full year ended December 31, 2009 and $12 million and $44 million in the prior year periods. These losses were primarily due to foreign exchange losses.

•

Foreign exchange impacts primarily arise from the accounting re-measurement of our foreign denominated liabilities into U.S. dollars. We attempt to offset this re-measurement by holding foreign-denominated assets roughly equal to the liabilities, using both natural hedges (primarily cash) and foreign currency forward contracts.

•

Any difference between the liability and asset positions gives rise to a gain or loss during the period, depending on the direction exchange rates move. In the fourth quarter of 2009 our net liability position and the appreciation in foreign exchange rates led to a net loss of $3 million, which amount included an offsetting $2 million net gain on forward contracts. For full year 2009 our net liability position and the appreciation in foreign exchange rates led to a net loss of $20 million, which amount included an offsetting $42 million net gain on forward contracts.

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•

We also utilize forward contracts to hedge a portion of our foreign-denominated revenues from the changes in exchange rates between the time of hotel bookings and the associated stays (the “book-to-stay” impact). The gains or losses related to these contracts are classified in other, net while the underlying exposure is in net revenue. See Foreign Exchange below for additional detail.

•

At December 31, 2009 we were party to outstanding forward contracts hedging our liability and revenue exposures with a total net notional value of $136 million, and a mark-to-market gain of less than $1 million. The mark-to-market gain is recorded as an asset in “prepaid expenses and other current assets.”

Income Taxes

•	The effective tax rates on GAAP pre-tax income were 10.6% and 33.7% for the fourth quarter and year ended December 31, 2009, compared with 5.4% and (0.2%) in the prior year periods.

•

The effective GAAP rates for the fourth quarter and full year of 2009 benefited from a fourth quarter deduction related to the closure of a foreign subsidiary. The effective GAAP rates for the fourth quarter and full year of 2008 were significantly impacted by the impairment of goodwill, as a substantial portion of the impairment was not deductible for tax purposes.

•	The effective tax rates on pre-tax adjusted net income (“ANI”) were 34.8% and 37.4% for the fourth quarter and year ended December 31, 2009, compared with 40.5% and 39.2% in the prior year periods.

•	The effective ANI rates were lower in 2009 compared to 2008 primarily due to lower accruals related to uncertain tax positions.

•	The effective GAAP rates for the fourth quarter and full year of 2009 are lower than the 35% federal tax rate primarily due to the deduction relating to the closure of a foreign subsidiary.

•

The effective ANI rates for the fourth quarter 2009 is lower than the 35% federal tax rate primarily due to the change in accruals related to uncertain tax positions, partially offset by state taxes. The effective ANI rate for the full year of 2009 is higher than the 35% federal tax rate primarily due to state taxes and accruals related to uncertain tax positions.

•	Cash paid for income taxes in 2009 was $198 million, an increase of $19 million from the prior year primarily due to the timing of estimated payments.

Foreign Exchange

•

As Expedia’s reporting currency is the U.S. Dollar (“USD”), reported financial results are affected by the strength or weakness of the USD relative to currencies of international markets in which we operate. Management believes investors may find it useful to assess our growth rates both with and without the impact of foreign exchange.

•	The estimated impact on growth rates from foreign exchange in the fourth quarter and full year was as follows (some numbers may not add due to rounding):

	Worldwide			International
	Y/Y growth rates	Y/Y growth rates excluding FX movements	FX impact on Y/Y growth rates	Y/Y growth rates	Y/Y growth rates excluding FX movements	FX impact on Y/Y growth rates
Three months ended December 31, 2009
Gross Bookings	25.6%	21.6%	4.0%	37.8%	26.8%	11.0%
Revenue	12.4%	5.0%	7.4%	33.4%	13.8%	19.5%
OIBA	18.8%	-3.2%	22.0%	N / A	N / A	N / A

Year ended December 31, 2009
Gross Bookings	2.6%	4.8%	-2.2%	4.7%	10.5%	-5.8%
Revenue	0.6%	1.6%	-1.0%	9.0%	11.0%	-2.1%
OIBA	9.1%	8.1%	1.1%	N / A	N / A	N / A

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•

In the fourth quarter of 2009, foreign currency rate fluctuations positively impacted our year-on-year growth rates due to depreciation in the dollar relative to the Pound, Euro and Canadian Dollar, the three foreign currencies which most impact our financial results.

•

The estimated net positive impact of foreign exchange on revenue in the fourth quarter was $46 million, of which over half is a favorable year-over-year change in the book-to-stay impact, while the remainder is the positive impact from year-over-year appreciation in foreign currencies.

•

The estimated net negative impact of foreign exchange on revenue for full year 2009 was $30 million, which includes a negative impact from the year-over-year depreciation of foreign currencies partially offset by a net positive impact from the year-over-year change in the book-to-stay impact.

•

Our revenue hedging program, designed to offset the current period book-to-stay impact, resulted in a fourth quarter realized loss of $2 million (included in our calculation of OIBA), which offset approximately half of the fourth quarter 2009 book-to-stay benefit. The year-to-date realized loss on the revenue hedges was $11 million, offsetting approximately 90% of the 2009 book-to-stay benefit.

•

The positive impact of foreign exchange on our cash balances was $9 million for 2009, and is included in “effect of exchange rate changes on cash and cash equivalents” on our statements of cash flows. This amount increased $87 million from the prior year losses on cash of $78 million, reflecting the relative appreciation of currencies in 2009, compared with their depreciation in 2008.

Acquisitions

•

The impact of acquisitions, primarily related to CruiseShipCenters in the fourth quarter and both Venere and CruiseShipCenters for full year 2009, on the growth of gross bookings, revenue and OIBA was as follows (some numbers may not add due to rounding):

	Three Months Ended December 31, 2009			Twelve Months Ended December 31, 2009
	Y/Y growth rates	Y/Y growth rates excluding acquisitions	Acquisition impact on Y/Y growth rates	Y/Y growth rates	Y/Y growth rates excluding acquisitions	Acquisition impact on Y/Y growth rates
Gross Bookings	25.6%	23.9%	1.7%	2.6%	0.0%	2.6%
Revenue	12.4%	12.1%	0.3%	0.6%	-1.1%	1.7%
OIBA	18.8%	19.5%	-0.6%	9.1%	9.0%	0.1%

•	In the fourth quarter of 2009 we acquired Kuxun™, a leading China-based metasearch player.

Balance Sheet Notes

Cash, Cash Equivalents, Restricted Cash and Short-Term Investments

•

Cash, cash equivalents, restricted cash and short-term investments totaled $702 million at December 31, 2009. Of this amount, $156 million is held by several subsidiaries in which we have a majority interest and which we therefore consolidate in our financial statements, but whose cash we generally do not consider available for our working capital purposes.

•

The $59 million decrease in cash, cash equivalents, restricted cash and short-term investments for the full year of 2009 primarily relates to credit facility payments, cash taxes, capital expenditures, and cash paid for interest, partially offset by OIBA and the working capital benefit related to our merchant hotel business.

Accounts Receivable

•

Accounts receivable include receivables from credit card agencies primarily related to our merchant hotel business, receivables related to agency transactions (principally from airlines and global distribution systems), as well as receivables from managed corporate travel and advertising clients.

•

Accounts receivable increased $41 million from December 31, 2008 primarily due to credit card receivables related to growth in our merchant hotel business, and to a lesser extent from increased receivables related to Venere, TripAdvisor and Egencia.

Prepaid Merchant Booking, Prepaid Expenses and Other Current Assets

•

Prepaid merchant bookings primarily relate to our merchant air business, and reflect prepayments to our airline partners for their portion of the gross booking prior to travelers’ dates of travel. Prepaid merchant bookings increased $23 million from December 31, 2008, due primarily to an increase in our merchant air business.

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•

Prepaid expenses and other current assets are primarily composed of prepaid marketing, merchant fees, license and maintenance agreements and insurance. Prepaid expenses and other current assets increased $22 million from December 31, 2008, primarily due to a net current tax asset position at December 31, 2009 compared to a net liability position at the end of the prior year, offset partially by redemption of $11 million of our investment in the Reserve Primary Fund (“Reserve Fund”).

•

As of December 31, 2009, we had recouped $75 million of our original $82 million investment in the Reserve Fund with the remaining balance classified in “prepaid expenses and other current assets.” In January 2010 we received an additional distribution of $5 million. In the fourth quarter 2008 we recorded a loss of $1 million related to our anticipated pro rata losses from the Reserve Fund’s holdings of Lehman Brothers securities.

Property and Equipment, net

•

Property and equipment, net decreased approximately $11 million due primarily to the impact of $103 million in depreciation expense, partially offset by $92 million in property and equipment additions.

Long-Term Investments and Other Assets

•	Long-term investments and other assets include transportation equipment, equity investments and capitalized debt issuance costs.

•

The decrease of $27 million in long-term investments and other assets was due primarily to the acquisition of an additional interest in one of our equity method investments resulting in a 60% majority ownership interest. The results of this entity are now consolidated and no longer included as an equity method investment.

Goodwill and Intangible Assets, Net

•	Goodwill and intangible assets, net primarily relate to the acquisitions of hotels.com, Expedia.com and Hotwire.

•	Goodwill increased $65 million from December 31, 2008 primarily due to the acquisition of Kuxun and the acquisition of a majority ownership interest in CruiseShipCenters.

•

$690 million of intangible assets, net relates to intangible assets with indefinite lives, which are not amortized, principally trade names and trademarks. This amount did not change meaningfully from December 31, 2008.

•

$133 million of intangible assets, net relates to intangible assets with definite lives, which are generally amortized over a period of two to twelve years. The majority of this amortization is not deductible for tax purposes.

•

Amortization expense for definite-lived intangibles was $10 million and $38 million for the fourth quarter and year ended December 31, 2009, compared to $17 million and $69 million for the prior year periods. The decrease was primarily due to the completed amortization of certain distribution agreements, as well as technology and supplier intangible assets, partially offset by amortization related to new business acquisitions. Assuming no impairments or additional acquisitions, we expect amortization expense of approximately $33 million in 2010 and $25 million in 2011.

Deferred Merchant Bookings and Accounts Payable, Merchant

•

Deferred merchant bookings consist of amounts received from travelers who have not yet traveled. Fluctuations in the balance generally mirror the seasonal pattern of our gross bookings. Payments to suppliers related to these bookings are generally made within a few weeks after booking for air travel and, for all other merchant bookings, after the customer’s use of services and subsequent billing from the supplier. These billings are reflected as accounts payable, merchant on our balance sheet. For merchant hotel bookings there is a significant period of time between the receipt of cash from our travelers and the payment to suppliers.

•

Changes in deferred merchant bookings and accounts payable, merchant were a net source of cash of $182 million in 2009, compared with a net use of cash of $161 million in 2008. The increase was due primarily to strength in our merchant hotel gross bookings in the fourth quarter of 2009 compared to the prior year. These impacts offset lower ADRs, slightly shorter booking windows and faster supplier payments.

Accounts Payable, Other

•

Accounts payable, other primarily consists of payables related to our day-to-day business operations, and increased $10 million from December 31, 2008 primarily due to an increase in accrued marketing expenses and consulting fees.

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Accrued Expenses and Other Current Liabilities

•

Accrued expenses principally relate to accruals for the costs of our call center and internet services, accruals for bonus, salary and wage liabilities, a reserve related to the potential settlement of occupancy tax issues, income taxes payable, accrued interest on our various debt instruments and loyalty program accruals.

•

Accrued expenses and other current liabilities increased $74 million from December 31, 2008 primarily due to higher bonuses, accrued loyalty program reward costs, legal reserves and accrued severance costs, partially offset by a decrease in taxes payable and the payment of certain accrued earn-outs and incentives.

Borrowings

•

As of December 31, 2009, Expedia, Inc. maintained a $1 billion unsecured revolving credit facility, which was scheduled to expire in August 2010. There have been no borrowings on this facility since the balance was paid off in the first quarter of 2009. Outstanding letters of credit under the facility as of December 31, 2009 were $42 million, which amount was applied against our $1 billion borrowing capacity under the facility.

•

Borrowings under the facility would bear interest reflecting our financial leverage, which based on our December 31, 2009 financials would equate to the base rate (typically 1, 3 or 6 month LIBOR) plus 262.5 basis points. Undrawn amounts bear interest at 50 basis points.

•

In February 2010 we reached agreement on a new $750 million, three-year revolving credit facility, replacing our prior revolver. Pricing is based on the Company’s credit ratings, with drawn amounts bearing interest at Libor + 300 basis points, and undrawn amounts bearing interest at 50 basis points. Financial covenants remain the same under the new facility. Upfront and other transaction fees incurred on the new facility are approximately $8 million, and will be amortized over the life of the facility. We currently have no borrowings outstanding under the facility.

•

Long-term debt relates to $500 million in registered 7.456% Senior Notes (the “7.456% Notes”) due 2018, and $400 million in 8.5% Notes due 2016 (the “8.5% Notes”). The 7.456% Notes are repayable in whole or in part on August 15, 2013 at the option of the note holders. The 8.5% Notes are non-callable until 2012. Both Note issues can be retired at any time at our option subject to make-whole premiums of 37.5 basis points in the case of the 7.456% Notes and 50 basis points in the case of the 8.5% Notes.

•	As of December 31, 2009 we were in compliance with the financial covenants under our various debt facilities.

•

Annual interest expense related to our 7.456% Notes is $37 million, paid semi-annually on February 15 and August 15 of each year. Annual interest expense related to our 8.5% Notes is $34 million, paid semi-annually on January 1 and July 1 of each year. Accrued interest related to these notes was $31 million at December 31, 2009 and is classified in “accrued expenses and other current liabilities” on our balance sheet.

Other Long-Term Liabilities and Noncontrolling Interest

•	Other long-term liabilities consist primarily of uncertain tax positions recorded according to income tax accounting standards.

•

Noncontrolling interest relates to the minority ownership position in eLong, an entity in which we own a 60% interest (55% fully-diluted) and results for which are consolidated for all periods presented.

Purchase Obligations and Contractual Commitments

•

At December 31, 2009 we have agreements with certain vendors under which we have future minimum obligations of $32 million in 2010, $15 million in 2011 and $12 million in 2012. These minimum obligations are primarily for software and telecom services. These obligations are less than our projected use for those periods, and we expect payment to be more than the minimum obligations based on our actual use.

•

Our estimated future minimum rental payments under operating leases with non-cancelable lease terms that expire after December 31, 2009 are $38 million for 2010, $35 million for 2011, $34 million for 2012, $29 million for 2013 and $26 million for 2014 and $69 million for 2015 and thereafter.

Common Stock

•

In August 2006 our Board of Directors authorized the repurchase of up to 20 million common shares. There is no fixed termination date for the authorization, and as of the date of this release we have not repurchased any shares under this authorization.

•

There are approximately 26 million shares of Expedia Class B common stock outstanding, owned by a subsidiary of Liberty Media Corporation (“Liberty”). Class B shares are entitled to ten votes per share when voting on matters with the holders of Expedia common and preferred stock.

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•

Through the common stock our Chairman and Senior Executive, Barry Diller, owns directly, as well as through the common stock and Class B stock for which he has been assigned an irrevocable proxy from Liberty, Mr. Diller had a controlling 59% voting interest in Expedia, Inc. as of January 20, 2010.

•

Expedia’s Board of Directors declared a quarterly cash dividend of $0.07 per share of outstanding common stock to be paid to stockholders of record as of the close of business on March 11, 2010, with a payment date of March 31, 2010. Future declarations of dividends and the establishment of future record and payment dates are subject to the final determination of Expedia’s Board of Directors. Based on our current shares outstanding we estimate the total payment for this quarterly dividend will be approximately $20 million.

Warrants

•

As of December 31, 2009 there were 32.2 million privately held warrants outstanding, which, if exercised in full, would entitle holders to acquire 16.1 million common shares of Expedia, Inc. for an aggregate purchase price of approximately $411 million (representing an average of approximately $26 per Expedia, Inc. common share). These warrants expire in May 2012.

Stock-Based Awards

•

At December 31, 2009 we had 25 million stock-based awards outstanding, consisting of stock options to purchase 18 million common shares with a $15.17 weighted average exercise price and weighted average remaining life of 5.3 years, and 7 million RSUs.

•	In 2009 we transitioned to stock options as our primary form of annual employee stock-based compensation and granted a total of 10 million option awards and 1 million RSUs during the year.

Basic, Fully Diluted and Adjusted Diluted Shares

•

Weighted average basic, fully diluted and adjusted diluted share counts for the fourth quarters and years ended December 31, 2009 and 2008 were as follows (in 000s; some numbers may not add due to rounding):

	Three Months Ended December 31,		Year Ended December 31,
	2009	2008	2009	2008
Basic shares	288,886	286,873	288,214	286,167
Options	5,078	—	2,842	—
Warrants	274	—	92	—
RSUs	1,814	—	993	—

Fully diluted shares	296,052	286,873	292,141	286,167
Additional Dilution, Adjusted Income method	4,931	9,031	6,367	13,771

Adjusted diluted shares	300,983	295,904	298,508	299,938

•

Adjusted diluted shares increased for the fourth quarter 2009 compared with fourth quarter 2008 due primarily to dilution from stock options granted in March 2009, partially offset by lower dilution from RSUs. Since we recorded a net loss for the fourth quarter and full year 2008, fully diluted share amounts for 2008 exclude the impacts of common stock equivalents because they are antidilutive. However, those amounts are included in the calculation of adjusted diluted shares.

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Expedia, Inc.

Trended Operational Metrics

(All figures in millions)

•

The following metrics are intended as a supplement to the financial statements found in this press release and in our filings with the SEC. In the event of discrepancies between amounts in these tables and our historical financial statements, readers should rely on our filings with the SEC and financial statements in our most recent earnings release.

•

We intend to periodically review and refine the definition, methodology and appropriateness of each of our supplemental metrics. As a result, metrics are subject to removal and/or change, and such changes could be material. For example, effective Q109 we changed our segment reporting for Gross Bookings, Revenue and OIBA in conjunction with our reorganization.

•	These metrics do not include adjustments for one-time items, acquisitions, foreign exchange or other adjustments.

•	Some numbers may not add due to rounding.

	2008				2009				Full Year		Y/Y Growth
	Q1	Q2	Q3	Q4	Q1	Q2	Q3	Q4	2008	2009	Q409	2009
Number of Transactions	12.6	13.0	12.6	10.7	13.5	15.3	15.9	13.1	48.9	57.8	23%	18%

Gross Bookings by Segment *
Leisure	$5,510	$5,502	$5,031	$3,705	$4,904	$5,293	$5,570	$4,660	$19,749	$20,428	26%	3%
Egencia	393	431	382	315	321	330	344	389	1,520	1,383	24%	-9%

Total	$5,902	$5,933	$5,413	$4,020	$5,225	$5,623	$5,914	$5,049	$21,269	$21,811	26%	3%

Gross Bookings by Geography
Domestic	$4,000	$4,058	$3,497	$2,673	$3,562	$3,890	$3,793	$3,192	$14,228	$14,437	19%	1%
International	1,903	1,875	1,916	1,347	1,663	1,734	2,121	1,857	7,041	7,374	38%	5%

Total	$5,902	$5,933	$5,413	$4,020	$5,225	$5,623	$5,914	$5,049	$21,269	$21,811	26%	3%

Gross Bookings by Agency/Merchant
Agency	$3,301	$3,357	$3,058	$2,455	$2,963	$3,199	$3,330	$3,065	$12,171	$12,557	25%	3%
Merchant	2,602	2,576	2,355	1,565	2,263	2,425	2,583	1,983	9,097	9,254	27%	2%

Total	$5,902	$5,933	$5,413	$4,020	$5,225	$5,623	$5,914	$5,049	$21,269	$21,811	26%	3%

Revenue by Segment *
Leisure	$613	$712	$749	$554	$559	$690	$769	$617	$2,627	$2,635	11%	0%
TripAdvisor **	72	79	85	62	86	90	97	80	299	352	29%	18%
Egencia	28	30	27	25	25	27	27	29	110	108	17%	-1%
Corporate	(25)	(26)	(27)	(20)	(34)	(37)	(40)	(29)	(98)	(140)	N / A	N / A

Total	$688	$795	$833	$621	$636	$770	$852	$698	$2,937	$2,955	12%	1%

Revenue by Geography
Domestic	$468	$527	$533	$409	$446	$491	$515	$415	$1,937	$1,866	1%	-4%
International	220	268	300	212	190	279	338	283	1,000	1,089	33%	9%

Total	$688	$795	$833	$621	$636	$770	$852	$698	$2,937	$2,955	12%	1%

Revenue by Agency/Merchant/Advertising
Agency	$167	$167	$169	$147	$154	$165	$175	$145	$651	$639	-1%	-2%
Merchant	457	554	585	408	409	527	595	475	2,004	2,006	16%	0%
Advertising & Media Revenue (Net)	64	74	79	65	73	78	83	77	282	311	18%	10%

Total	$688	$795	$833	$621	$636	$770	$852	$698	$2,937	$2,955	12%	1%

OIBA by Segment *
Leisure	$163	$231	$261	$189	$150	$233	$274	$199	$845	$857	5%	1%
TripAdvisor **	35	45	44	26	48	52	57	39	150	196	49%	31%
Egencia	2	2	(0)	1	(1)	(0)	1	2	5	1	56%	-72%
Corporate	(75)	(74)	(74)	(79)	(67)	(73)	(75)	(77)	(302)	(293)	N / A	N / A

Total	$126	$204	$231	$137	$130	$212	$256	$163	$698	$762	19%	9%

Worldwide Hotel (Merchant & Agency)
Room Nights	11.9	14.4	17.0	13.3	13.5	18.2	21.7	16.3	56.6	69.7	23%	23%
Room Night Growth	21%	11%	14%	10%	13%	26%	27%	23%	13%	23%	23%	23%
ADR Growth	4%	2%	-2%	-10%	-18%	-19%	-14%	-9%	-2%	-15%	-9%	-15%
Revenue per Night Growth	1%	-1%	-5%	-19%	-20%	-22%	-19%	-6%	-6%	-17%	-6%	-17%
Revenue Growth	21%	10%	8%	-12%	-10%	-1%	3%	16%	6%	2%	16%	2%

Worldwide Air (Merchant & Agency)
Tickets Sold Growth	11%	4%	-5%	-12%	-4%	13%	27%	32%	0%	15%	32%	15%
Airfare Growth	8%	12%	11%	-2%	-13%	-22%	-18%	-4%	7%	-15%	-4%	-15%
Revenue per Ticket Growth	6%	9%	-2%	-4%	-14%	-29%	-28%	-26%	2%	-24%	-26%	-24%
Revenue Growth	18%	14%	-7%	-16%	-17%	-20%	-8%	-2%	2%	-13%	-2%	-13%

*	Beginning in Q109 the Company began reporting new segments as a part of its global reorganization.
**	TripAdvisor Revenue and OIBA include intercompany amounts, which are eliminated in consolidation.

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Notes & Definitions:

Number of Transactions—Quantity of purchases reported as booked, net of cancellations. Packages purchased using our packages wizard, which by definition include a merchant hotel, are recorded as a single transaction.

Gross Bookings—Total retail value of transactions booked for both agency and merchant transactions, recorded at the time of booking. Bookings include the total price due for travel, including taxes, fees and other charges, and are generally reduced for cancellations and refunds.

Leisure—Reflects results for travel products and services provided to customers of our leisure travel sites including Expedia branded sites, hotels.com branded sites, Hotwire, the Expedia Affiliate Network and other leisure brands.

TripAdvisor Media Network (“TripAdvisor”)—Reflects TripAdvisor.com and its international version sites, as well as acquired companies operated by TripAdvisor such as SmarterTravel.

Egencia—Reflects worldwide results for our managed travel business.

Corporate—Includes intercompany eliminations as well as unallocated corporate expenses.

Worldwide Hotel—Reported on a stayed basis, and includes both merchant and agency model hotel stays.

Worldwide Air—Reported on a booked basis and includes both merchant and agency air bookings.

Definitions of Non-GAAP Measures

Expedia, Inc. reports Operating Income Before Amortization, Adjusted Net Income, Adjusted EPS, Free Cash Flow and non-GAAP operating expense (non-GAAP cost of revenue, non-GAAP selling and marketing, non-GAAP technology and content and non-GAAP general and administrative), all of which are supplemental measures to GAAP and are defined by the SEC as non-GAAP financial measures. These measures are among the primary metrics by which management evaluates the performance of the business, on which internal budgets are based and by which management is compensated. Management believes that investors should have access to the same set of tools that management uses to analyze our results. These non-GAAP measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP. We endeavor to compensate for the limitation of the non-GAAP measures presented by also providing the most directly comparable GAAP measures and descriptions of the reconciling items and adjustments to derive the non-GAAP measures. The definitions of Operating Income Before Amortization and Adjusted Net Income were revised in the first quarter of 2009 to better reflect our current operations and take into consideration the impact of new accounting literature.

Operating Income Before Amortization (“OIBA”) is defined as operating income plus: (1) stock-based compensation expense, including compensation expense related to certain subsidiary equity plans; (2) acquisition-related impacts, including (i) amortization of intangible assets and goodwill and intangible asset impairment, and (ii) gains (losses) recognized on changes in the value of contingent consideration arrangements; (3) certain infrequently occurring items, including restructuring; (4) charges incurred for monies that may be required to be paid in advance of litigation in certain occupancy tax proceedings; and (5) gains (losses) realized on revenue hedging activities that are included in other, net.

For the second quarter of 2009, infrequently occurring items excluded from OIBA also included a $19 million reserve relating to a settlement agreement for the settlement of all claims alleged in a consumer class action lawsuit.

We exclude the items listed above from OIBA because doing so provides investors greater insight into management decision making at Expedia. We believe OIBA is useful to investors because it is our primary internal metric by which management evaluates the performance of our business as a whole and our individual business segments, on which internal budgets are based, and by which management, including our Chief Executive Officer, is compensated. In addition, we believe that by excluding certain items, such as stock-based compensation and acquisition-related impacts, OIBA corresponds more closely to the cash operating income generated from our business and allows investors to gain an understanding of the factors and trends affecting the ongoing cash earnings capabilities of our business, from which capital investments are made and debt is serviced. Although depreciation is also a non-cash expense, it is included in OIBA because it is driven directly by the capital expenditure decisions made by management. OIBA has certain limitations in that it does not take into account the impact of certain expenses to our consolidated statements of operations. We endeavor to compensate for the limitation of the non-GAAP measure presented by also providing the comparable GAAP measure, GAAP financial statements, and descriptions of the reconciling items and adjustments, to derive the non-GAAP measure. However, OIBA should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for, or superior to, GAAP measures. Due to the high variability and difficulty in predicting certain items that affect net income / (loss), such as tax rates, stock price, foreign currency exchange rates and interest rates, Expedia, Inc. is unable to provide a reconciliation to net income / (loss) on a forward-looking basis without unreasonable efforts. We present a reconciliation of this non-GAAP financial measure to GAAP below.

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Adjusted Net Income generally captures all items on the statements of operations that occur in normal course operations and have been, or ultimately will be, settled in cash and is defined as net income/(loss) attributable to Expedia, Inc. plus net of tax: (1) stock-based compensation expense, including compensation expense related to certain subsidiary equity plans; (2) acquisition-related impacts, including (i) amortization of intangible assets, including as part of equity-method investments, and goodwill and intangible asset impairment, (ii) gains (losses) recognized on changes in the value of contingent consideration arrangements, and (iii) gains (losses) recognized on noncontrolling investment basis adjustments when we acquire controlling interests; (3) mark to market gains and losses on derivative instruments assumed at Spin-off; (4) currency gains or losses on U.S. dollar denominated cash or short-term investments held by eLong; (5) certain other infrequently occurring items, including restructuring (6) charges incurred for monies that may be required to be paid in advance of litigation in certain occupancy tax proceedings; (7) discontinued operations; and (8) the noncontrolling interest impact of the aforementioned adjustment items. We believe Adjusted Net Income is useful to investors because it represents Expedia, Inc.’s combined results, taking into account depreciation, which management believes is an ongoing cost of doing business, but excluding the impact of other non-cash expenses, infrequently occurring items and items not directly tied to the core operations of our businesses.

Adjusted EPS is defined as Adjusted Net Income divided by adjusted weighted average shares outstanding, which include dilution from options and warrants per the treasury stock method and include all shares relating to RSUs in shares outstanding for Adjusted EPS. This differs from the GAAP method for including RSUs, which treats them on a treasury method basis. Shares outstanding for Adjusted EPS purposes are therefore higher than shares outstanding for GAAP EPS purposes. We believe Adjusted EPS is useful to investors because it represents, on a per share basis, Expedia’s consolidated results, taking into account depreciation, which we believe is an ongoing cost of doing business, as well as other items which are not allocated to the operating businesses such as interest expense, taxes, foreign exchange gains or losses, and minority interest, but excluding the effects of non-cash expenses not directly tied to the core operations of our businesses. Adjusted Net Income and Adjusted EPS have similar limitations as OIBA. In addition, Adjusted Net Income does not include all items that affect our net income / (loss) and net income / (loss) per share for the period. Therefore, we think it is important to evaluate these measures along with our consolidated statements of operations.

Free Cash Flow is defined as net cash flow provided by operating activities less capital expenditures. Management believes Free Cash Flow is useful to investors because it represents the operating cash flow that our operating businesses generate, less capital expenditures but before taking into account other cash movements that are not directly tied to the core operations of our businesses, such as financing activities, foreign exchange or certain investing activities. Free Cash Flow has certain limitations in that it does not represent the total increase or decrease in the cash balance for the period, nor does it represent the residual cash flow for discretionary expenditures. Therefore, it is important to evaluate Free Cash Flow along with the consolidated statements of cash flows.

Non-GAAP cost of revenue, selling and marketing, technology and content and general and administrative expenses excluding stock-based compensation exclude stock-based compensation related to expenses for stock options, restricted stock units and other equity compensation under applicable stock-based compensation accounting standards. Expedia, Inc. excludes stock-based compensation expenses from these measures primarily because they are non-cash expenses that we do not believe are necessarily reflective of our ongoing cash operating expenses and cash operating income. In addition, due to historical accounting charges and credits related to our spin-off from IAC, changes in forfeiture estimates and other events, stock-based compensation has been highly variable in some historical quarters, impairing year-on-year and quarter-to-quarter comparability. Moreover, because of varying available valuation methodologies, subjective assumptions and the variety of award types that companies can use when adopting applicable stock-based compensation accounting standards, management believes that providing non-GAAP financial measures that exclude stock-based compensation allows investors to make meaningful comparisons between our recurring core business operating results and those of other companies, as well as providing management with an important tool for financial operational decision making and for evaluating our own recurring core business operating results over different periods of time. There are certain limitations in using financial measures that do not take into account stock-based compensation, including the fact that stock-based compensation is a recurring expense and a valued part of employees’ compensation. Therefore it is important to evaluate both our GAAP and non-GAAP measures. See the Note to the Consolidated Statements of Operations for stock-based compensation by line item.

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Tabular Reconciliations for Non-GAAP Measures

Operating Income Before Amortization

	Three months ended December 31,		Year ended December 31,
	2009	2008	2009	2008
	(In thousands)
OIBA	$162,903	$137,084	$761,532	$697,774
Amortization of intangible assets	(9,722)	(16,898)	(37,681)	(69,436)
Stock-based compensation	(14,994)	(13,264)	(61,661)	(61,291)
Occupancy tax assessments and legal reserves	6,553	—	(67,658)	—
Restructuring charges	(5,571)	—	(34,168)	—
Realized loss on revenue hedges	1,682	—	11,050	—
Impairment of goodwill	—	(2,762,100)	—	(2,762,100)
Impairment of intangible and other long-lived assets	—	(233,900)	—	(233,900)

Operating income (loss)	140,851	(2,889,078)	571,414	(2,428,953)

Interest expense, net	(19,638)	(17,086)	(78,027)	(41,573)
Other, net	(4,595)	(12,164)	(35,364)	(44,178)
Provision for income taxes	(12,405)	158,173	(154,400)	(5,966)
Net (income) loss attributable to noncontrolling interests	(1,987)	173	(4,097)	2,907

Net income (loss) attributable to Expedia, Inc.	$102,226	$(2,759,982)	$299,526	$(2,517,763)

Adjusted Net Income & Adjusted EPS

	Three months ended December 31,		Year ended December 31,
	2009	2008	2009	2008
	(in thousands, except per share data)
Net income (loss) attributable to Expedia	$102,226	$(2,759,982)	$299,526	$(2,517,763)
Amortization of intangible assets	9,722	16,898	37,681	69,436
Stock-based compensation	14,994	13,264	61,661	61,291
Occupancy tax assessments and legal reserves	(6,553)	—	67,658	—
Restructuring charges	5,571	—	34,168	—
Noncontrolling investment basis adjustment	—	—	5,158	—
Foreign currency loss on U.S. dollar cash balances held by eLong	120	328	128	8,586
Impairment of goodwill	—	2,762,100	—	2,762,100
Impairment of intangible and other long-lived assets	—	233,900	—	233,900
(Gain) loss on derivative instruments assumed at Spin-Off	38	—	38	(4,600)
Amortization of intangible assets as part of equity method investments	—	719	458	2,593
Noncontrolling interests	(518)	(125)	(1,343)	(3,837)
Provision for income taxes	(36,453)	(202,225)	(94,544)	(236,641)

Adjusted net income	$89,147	$64,877	$410,589	$375,065

GAAP diluted weighted average shares outstanding	296,052	286,873	292,141	286,167
Additional restricted stock units	4,931	9,031	6,367	13,771

Adjusted weighted average shares outstanding	300,983	295,904	298,508	299,938

Diluted net income (loss) per share	$0.35	$(9.62)	$1.03	$(8.80)
Adjusted earnings per share	0.30	0.22	1.38	1.25

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Free Cash Flow

	Three months ended December 31,		Year ended December 31,
	2009	2008	2009	2008
	(in thousands)
Net cash provided by (used in) operating activities	$(144,328)	$(246,841)	$676,004	$520,688
Less: capital expenditures	(29,085)	(40,843)	(92,017)	(159,827)

Free cash flow	$(173,413)	$(287,684)	$583,987	$360,861

Non-GAAP cost of revenue, selling and marketing, general and administrative and technology and content expenses excluding stock-based compensation

	Three months ended December 31,		Year ended December 31,
	2009	2008	2009	2008
	(in thousands)
Cost of revenue	$145,540	$138,687	$607,251	$638,709
Less: stock-based compensation	(555)	(499)	(2,285)	(2,252)

Cost of revenue excluding stock-based compensation	$144,985	$138,188	$604,966	$636,457

Selling and marketing expense	$234,839	$217,062	$1,027,062	$1,105,337
Less: stock-based compensation	(2,695)	(1,230)	(12,440)	(10,198)

Selling and marketing expense excluding stock-based compensation	$232,144	$215,832	$1,014,622	$1,095,139

Technology and content expense	$85,518	$72,078	$319,708	$287,763
Less: stock-based compensation	(3,797)	(3,619)	(15,700)	(15,111)

Technology and content expense excluding stock-based compensation	$81,721	$68,459	$304,008	$272,652

General and administrative expense	$82,030	$69,164	$290,484	$268,721
Less: stock-based compensation	(7,947)	(7,916)	(31,236)	(33,730)

General and administrative expense excluding stock-based compensation	$74,083	$61,248	$259,248	$234,991

Conference Call

Expedia, Inc. will audiocast a conference call to discuss fourth quarter and full year 2009 financial results and certain forward-looking information on Thursday, February 11, 2010 at 8:00 a.m. Pacific Time (PT). The audiocast will be open to the public and available via http://www.expediainc.com/ir. Expedia, Inc. expects to maintain access to the audiocast on the IR website for approximately three months subsequent to the initial broadcast.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are not guarantees of future performance. These forward-looking statements are based on management’s expectations as of February 11, 2010 and assumptions which are inherently subject to uncertainties, risks and changes in circumstances that are difficult to predict. The use of words such as “intends” and “expects,” among others, generally identify forward-looking statements. However, these words are not the exclusive means of identifying such statements. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances are forward-looking statements and may include statements relating to future revenues, expenses, margins, profitability, net income / (loss), earnings per share and other measures of results of operations and the prospects for future growth of Expedia, Inc.’s business.

Actual results and the timing and outcome of events may differ materially from those expressed or implied in the forward-looking statements for a variety of reasons, including, among others: continued or prolonged adverse economic conditions leading to decreased consumer and business spending; changes in Expedia, Inc.’s relationships and contractual agreements with travel suppliers or GDS partners; adverse changes in senior management; the rate of growth of online travel; our inability to recognize the benefits of our investment in technologies; changes in the competitive environment, the e-commerce industry and broadband access and our ability to respond to such changes; declines or disruptions in the travel industry (including those caused by adverse weather, bankruptcies, health risks, war and/or terrorism); the rate of online migration in the various geographies and markets in which Expedia, Inc. operates, including Eastern Europe and Asia;

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fluctuations in foreign exchange rates; risks related to our long term indebtedness, including the ability to access funds as and when needed; changing laws, rules and regulations and legal uncertainties relating to our business; changes in search engine algorithms and dynamics; risks relating to a failure to perform of third parties to our financial and/or service agreements; the use of fraudulent credit cards on Expedia, Inc.’s websites; Expedia, Inc.’s ability to expand successfully in international markets; possible charges resulting from, among other events, platform migration; failure to realize cost efficiencies, including from any restructuring activities; the successful completion of any future corporate transactions or acquisitions; the integration of current and acquired businesses; and other risks detailed in Expedia, Inc.’s public filings with the SEC, including Expedia, Inc.’s annual report on Form 10-K for the year ended December 31, 2009.

Except as required by law, Expedia, Inc. undertakes no obligation to update any forward-looking or other statements in this press release, whether as a result of new information, future events or otherwise.

About Expedia, Inc.

Expedia, Inc. is the largest online travel company in the world. Since launching in 1996, the company’s Expedia.com brand has grown to become the world’s most highly visited online travel booking site, generating more leisure travel bookings than any other travel agency—online or offline. Worldwide, the Expedia, Inc. family of brands today includes 20 Expedia.com sites; more than 70 Hotels.com sites; leading agency hotel company Venere.com™; leading U.S. discount travel site Hotwire®; Egencia™, the world’s fifth largest corporate travel management company; the world’s largest travel community TripAdvisor® Media Network; destination activities provider ExpediaLocalExpert®; luxury travel specialist Classic Vacations®; and China’s second largest travel booking site eLong™. The company delivers consumers value in leisure and business travel, drives incremental demand and direct bookings to travel suppliers, and provides advertisers vast opportunity to reach the most valuable audience of in-market travel consumers anywhere through Expedia Media Solutions. Expedia also powers bookings for some of the world’s leading airlines and hotels, top consumer brands, high traffic websites, and thousands of active affiliates through Expedia® Affiliate Network. (NASDAQ: EXPE)

Trademarks and logos mentioned herein are the property of their respective owners.

© 2010 Expedia, Inc. All rights reserved. CST: 2029030-40

Contacts

Investor Relations	Communications
(425) 679-3555	(425) 679-4317
ir@expedia.com	press@expedia.com

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